EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 5, 2009 with respect to the consolidated financial statements included in the Annual Report of United States Lime & Minerals, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in this Registration Statement of United States Lime & Minerals, Inc. on Form S-8.
/s/ GRANT THORNTON LLP
Dallas, Texas
August 17, 2009